Exhibit 99.1

Kite Pharma Reports Third Quarter 2014 Results

SANTA MONICA, Calif., November 14, 2014 (GLOBE NEWSWIRE) — Kite Pharma, Inc. (Kite) (NASDAQ: KITE), a clinical-stage biopharmaceutical company focused on developing engineered autologous T cell therapy (eACT™) products for the treatment of cancer, today announced financial results for the third quarter ended September 30, 2014.

“This has been an exciting quarter for Kite and our collaborators at the National Cancer Institute (NCI), as we continue to make substantial progress with our clinical programs, including our lead product candidate, KTE-C19”, said Dr. Arie Belldegrun, M.D., FACS, Chairman, President and Chief Executive Officer. “Clinical data presented this quarter in both The Lancet and The Journal of Clinical Oncology further validate the growing body of support for the role of CAR-T cell immunotherapy in the treatment of B-cell lymphomas and leukemias.”

Dr. Belldegrun continued, “We have a busy few months ahead of us, focusing on the achievement of clinical and regulatory milestones as we approach year-end and move into 2015. Additionally, we have oral presentations related to KTE-C19 scheduled to take place at the upcoming American Society of Hematology (ASH) meeting in San Francisco next month.”

Third Quarter 2014 Financial Results

For the third quarter ended September 30, 2014, Kite reported a net loss attributable to common stockholders of approximately $9.1 million, compared to a net loss attributable to common stockholders for the quarter ended September 30, 2013 of $2.1 million. Basic and diluted net loss per share for the quarter of 2014 was $0.24, compared to a net loss per share of $0.37 for the third quarter of 2013. Non-cash charges included $3.4 million related to stock based compensation.

Total operating expenses for the quarter ended September 30, 2014 were $9.1 million as compared to $1.5 million for the quarter ended September 30, 2013. This increase primarily related to stock-based compensation of $3.4 million, as well as additional headcount.

Research and development (R&D) expenses for the quarter ended September 30, 2014 were $5.7 million, compared to $1.2 million for the third quarter of 2013. This increase primarily related to stock-based compensation of $1.8 million, as well as additional R&D headcount to further the development of Kite’s pipeline of eACT™-based product candidates.

General and administrative (G&A) expenses were $3.4 million for the quarter ended September 30, 2014, compared to $0.3 million for the same period in 2013. This increase primarily related to stock-based compensation of $1.6 million, as well as additional headcount.

On September 30, 2014, Kite had $195.4 million in cash, cash equivalents, and marketable securities. Kite had no outstanding debt as of September 30, 2014.

About Kite Pharma, Inc.

Kite Pharma, Inc. is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on eACT™ designed to restore the immune system’s ability to recognize and eradicate tumors. In partnership with the NCI Surgery Branch through a Cooperative Research and Development Agreement (CRADA), Kite is advancing a pipeline of proprietary eACT™ product candidates, both CAR (chimeric antigen receptor) and TCR (T cell receptor) products, directed to a wide range of cancer indications. Kite’s management team has a proven track record of building successful biotechnology companies and successfully developing novel immunotherapies and other oncology treatments. Kite is based in Santa Monica, CA.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Kite may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding Kite’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success and timing of the ongoing and anticipated clinical trials for Kite’s current product candidates and the ability and willingness of the NCI to continue research and development activities relating to eACT™ pursuant to the CRADA. Various factors may cause differences between Kite’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in the Form 10-Q for the quarter ended September 30, 2014. Any forward-looking statements that Kite makes in this press release speak only as of the date of this press release. Kite assumes no obligation to update its forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

KITE PHARMA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$5,716	$1,167	$15,232	$3,189
General and administrative	3,385	339	8,172	839

Total operating expenses	9,101	1,506	23,404	4,028

Operating loss	(9,101)	(1,506)	(23,404)	(4,028)
Other income (expense):
Interest income	61	22	129	31
Interest expense	—	—	(6,266)	(4)
Other income (expense)	(11)	(5)	(10)	13

Total other income (expense)	50	17	(6,147)	40

Net loss	(9,051)	(1,489)	(29,551)	(3,988)
Unrealized loss on available-for-sale securities, net	(107)	—	(107)	—

Comprehensive loss	(9,158)	(1,489)	(29,658)	(3,988)

Net loss	(9,051)	(1,489)	(29,551)	(3,988)
Series A Preferred Stock dividend	—	(563)	(1,089)	(866)

Net loss attributable to common stockholders	$(9,051)	$(2,052)	$(30,640)	$(4,854)

Net loss per share, basic and diluted	$(0.24)	$(0.37)	$(1.76)	$(0.89)

Weighted-average shares outstanding, basic and diluted	38,330,026	5,485,221	17,383,846	5,459,226

KITE PHARMA, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	SEPTEMBER 30, 2014 (UNAUDITED)	DECEMBER 31, 2013
ASSETS
Current assets
Cash and cash equivalents	$79,022	$22,357
Marketable securities	116,371	—
Prepaid expenses	1,137	241

Total current assets	196,530	22,598

Property and equipment, net	1,612	274
Other assets	190	110

Total assets	$198,332	$22,982

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,004	$382
Accrued expenses and other current liabilities	1,505	980
Options early exercise liability	1,079	—

Total current liabilities	3,588	1,362
Deferred rent	93	39
Options early exercise noncurrent liability	1,480	—

Total liabilities	5,160	1,401

Total stockholders’ equity	193,172	21,581

Total liabilities and stockholders’ equity	$198,332	$22,982

CONTACT:	Kite Pharma

Cynthia M. Butitta

Chief Financial Officer and Chief Operating Officer

310-824-9999

For Media: Justin Jackson

For Investor Inquiries: Kimberly Minarovich

Burns McClellan

212-213-0006

jjackson@burnsmc.com

kminarovich@burnsmc.com